Exhibit 10.1

FIRST AMENDMENT TO LEASE AGREEMENT

(Paces Pavilion, Suite 100, 3193 Howell Mill Road, Atlanta, Georgia)

THIS FIRST AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is dated as of the 13th day of March, 2006, by and between WELLS REAL ESTATE FUND I, a Georgia limited partnership (the “Landlord”) and EYE CONSULTANTS OF ATLANTA / PIEDMONT SYSTEM AMBULATORY SURGERY CENTER, LLC, a Georgia limited liability company (the “Tenant”).

WITNESSETH:

WHEREAS, Landlord and Tenant are parties to that certain Lease Agreement dated May 17, 2001 (the “Lease”) pursuant to which Tenant has leased from Landlord the Demised Premises, which contains 9,222 square feet of Rentable Floor Area and is commonly known as Suite 100, Paces Pavilion, 3193 Howell Mill Road, Atlanta, Georgia, such Demised Premises being more particularly described in the Lease; and,

WHEREAS, the initial Lease Term expires on December 31, 2006, and Landlord and Tenant desire to extend the Lease Term; and,

WHEREAS, Landlord and Tenant desire to modify and amend the Lease to effectuate an extension of the Lease Term and for certain other purposes as hereinafter provided.

NOW, THEREFORE, for and in consideration of the premises, the sum of Ten Dollars ($10.00) in hand paid by each of the parties to the other, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant do hereby agree as follows:

1. Defined Terms. All terms used herein, as indicated by the initial capitalization thereof, and not otherwise defined herein, shall have the same respective meanings designated for such terms in the Lease.

2. Extension of Lease Term. Landlord and Tenant hereby agree that the Lease Term shall be and is hereby extended for an additional period of seven (7) years and eight (8) months, commencing on January 1, 2007 (the “Effective Date”) and expiring at 11:59 p.m. on August 31, 2014 (the “Extended Term”). The Extended Term shall be on the same terms and conditions as set forth in the Lease, except as hereby expressly amended. Tenant accepts the Demised Premises for the Extended Term in its “as is, where is” condition, and acknowledges and agrees that Landlord shall not be required to make any alterations or improvements to the Demised Premises or the Building or, except as set forth in Paragraph 6 of this Amendment, provide any allowances to Tenant as a result of or in connection with such extension of the Term.

3. Base Rental During Extended Term. Article 1(j) of the Lease is hereby amended to provide that beginning January 1, 2007, Tenant shall pay to Landlord the following amounts of Base Rental during the Extended Term:

Months	Base Rental Rate	Monthly Rental	Annual Rental
January 1, 2007 - December 31, 2007	$21.25	$16,330.63	$195,967.50
January 1, 2008 - December 31, 2008	$21.89	$16,822.47	$201,869.58
January 1, 2009 - December 31, 2009	$22.55	$17,329.68	$207,956.10
January 1, 2010 - December 31, 2010	$23.23	$17,852.26	$214,227.06
January 1, 2011 - December 31, 2011	$23.93	$18,390.21	$220,682.46
January 1, 2012 - December 31, 2012	$24.65	$18,943.53	$227,322.30
January 1, 2013 - December 31, 2013	$25.39	$19,512.22	$234,146.58
January 1, 2014 - August 31, 2014	$26.15	$20,096.28	$241,155.30

4. Abatement of Base Rental. Provided Tenant is not in default of its obligations under the Lease, Base Rental payable under the Lease shall be abated for the first eight (8) months of the Extended Term, or January through August 2007 (the “Abatement Period”).

5. Option to Renew. Tenant shall continue to hold the two (2) options to renew the Lease provided for in Article 1(o) of the Lease, except that the period for Tenant to provide Landlord with written notice of its intent to exercise an option to renew is increased from 180 days to 270 days and the “Original Term” as used in Article 1(o) shall mean the Extended Term.

6. Tenant Improvement Allowance. Following the Effective Date, and provided Tenant is not in default of its obligations under the Lease, Landlord will provide Tenant with a tenant improvement allowance of $46,110.00 (the “Allowance”), which shall be disbursed by Landlord to Tenant within thirty (30) days following written demand therefor by Tenant, which demand shall be submitted together with copies of paid invoices and such other information as Landlord shall reasonably require. The Allowance may be used by Tenant only to pay for costs incurred by Tenant after the Effective Date in recarpeting, repainting and otherwise redecorating the Demised Premises for the Extended Term (collectively, the “Refurbishment Work”). All such Refurbishment Work must be approved in writing by Landlord, which approval Landlord will not unreasonably withhold or delay, and shall be undertaken, pursued and completed in accordance with all terms and conditions contained in the Lease, including Article 14 thereof. Tenant shall cause any Refurbishment Work to be completed in a good and workmanlike manner and in compliance with all applicable laws, codes and ordinances. Tenant shall pay all bills relating to the Refurbishment Work on or before the due date thereof, and Tenant shall in no event allow any liens to be filed against the Demised Premises or the Building. Any portion of the Allowance not expended by Tenant in connection with Landlord approved Refurbishment Work will be credited against Base Rental first becoming due and payable under the Lease after the Abatement Period.

7. HVAC Usage. The second grammatical paragraph in Section (b) of Exhibit “E” attached to the Lease is hereby deleted in its entirety and replaced with the following:

“Upon one (1) day prior notice by Tenant given during Building Operating Hours, Landlord will furnish such air conditioning and heating at other times (that is, other than the times specified above), in which case Tenant shall reimburse Landlord for all reasonable actual costs (currently $10.00 per hour) for any heating and air conditioning provided to the Demised Premises during days and times other than the Building Operating Hours (the “After Hours Rate”). Tenant hereby requests that Landlord furnish heating and air conditioning to the Demised Premises each weekday beginning at 4:00 a.m. (“Early Morning HVAC Service”). Tenant shall notify Landlord at least 24 hours in advance if it does not require such Early Morning HVAC Service for a particular day (or by 4:00 p.m. on the Friday preceding any Monday or Tuesday that Tenant does not require Early Morning HVAC Service). All Early Morning HVAC Service shall be billed and paid by Tenant at the After Hours Rate. Any sums due hereunder shall be paid by Tenant to Landlord together with the installment of Base Rental which is due next following receipt by Tenant of a billing from Landlord for such sums. Tenant acknowledges and agrees that the use of the boiler during the months of May, June, July, August and September will not be necessary.”

8. Miscellaneous Amendments. Article 1(p) (Letter of Non-Reviewability) is hereby deleted in its entirety.

9. Security Deposit Refunded. Landlord will refund the Security Deposit in the amount of $14,601.50 to Tenant within ten (10) days after this Amendment is fully executed and delivered by Landlord and Tenant. Article 40 of the Lease is hereby deleted in its entirety.

10. Brokers. In connection with the lease term extension memorialized in this Amendment, Landlord has been represented by Dennis Mitchell of Colliers Cauble & Co. (“Landlord’s Broker”) and Tenant has been represented by Scott Horowitz of Colliers Cauble & Co. (“Tenant’s Broker”; together with Landlord’s Broker, the “Brokers”). The Brokers shall be paid a commission by Landlord pursuant to separate written agreements between Landlord and the Brokers. Landlord and Tenant each represent and warrant to the other that, except as provided above, neither of them has employed or dealt with any broker, agent or finder in the negotiations of this Amendment and each party shall indemnify and hold the other party harmless from and against any liability, claim, damage, cost or expense in the event of the inaccuracy of such representations and warranties.

11. Lease in Effect. Except as herein and expressly modified and amended, the Lease shall remain in full force and effect pursuant to each and every of its terms and conditions and, as modified and amended herein, is expressly ratified and confirmed by the parties hereto. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

12. Multiple Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be an original and all of which together shall constitute one and the same document. It shall not be necessary that each party execute each counterpart, or that any one counterpart be executed by more than one party, so long as each party executes at least one counterpart. The signature of any party to any counterpart may be appended to any other counterpart.

[Balance of this Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment under seal as of the date and year first above written.

LANDLORD:

WELLS REAL ESTATE FUND I, a Georgia limited partnership

By:	Wells Capital, Inc., a Georgia corporation, its general partner

	By:	/s/ Randy Fretz
	Name:	Randy Fretz
	Title:	Senior Vice President

(CORPORATE SEAL)

TENANT:

EYE CONSULTANTS OF ATLANTA / PIEDMONT SYSTEM AMBULATORY SURGERY CENTER, LLC, a Georgia limited liability company

By:	/s/ Mark W. Mohney
Name:	Mark W. Mohney, MD
Title:	Medical Director

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